Independent Auditors' Consent




To the Shareholders and Board of Directors of Smith Barney Small Cap Blend Fund, Inc.:
We consent to the incorporation by reference, in this Prospectus and Statement of Additional
Information, of our report dated February 11, 2000, on the statement of assets and liabilities for the
Smith Barney Small Cap Blend Fund, Inc. as of December 31, 1999 and
 the related statement of
operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the five-year
period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-30D.
We also consent to the references to our firm under the headings
 "Financial Highlights" in the
Prospectus and "Auditors" in the Statement of Additional Information.



KPMG LLP
New York, New York
April 25, 2000
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